EXHIBIT 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

INTERMIX MEDIA, INC.

INTO

EUNIVERSE, INC.

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

eUniverse, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation owns all of the outstanding shares of the only class of stock of Intermix Media, Inc., a Delaware corporation (“Merger Sub”).

SECOND: That the Corporation, by the following resolutions of its Board of Directors, at a meeting held on June 29, 2004 and unanimously adopted by the Board of Directors of the Corporation, determined to merge said Merger Sub into itself (the “Merger”).

RESOLVED, that Merger Sub be merged into the Corporation and that, upon the effectiveness of the Merger, the Corporation shall assume all of the liabilities and obligations of Merger Sub.

RESOLVED, that this Certificate of Ownership and Merger shall become effective upon July 15, 2004.

RESOLVED, that, upon effectiveness of the Merger, Article I of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

“ARTICLE I

The name of the corporation is Intermix Media, Inc.”

RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to the Merger and to change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, that may be necessary or proper to effect the Merger and change of name.

THIRD: This Certificate of Ownership and Merger shall become effective upon July 15, 2004.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer on this 7th day of July, 2004.

EUNIVERSE, INC.

By:	/s/ Brett Brewer
Name: Brett Brewer
Title: President